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                                                                   EXHIBIT 10.12

[NOVACEPT LOGO]
   Healthcare for Women

                                  May 21, 2001

Edward W. Unkart
6 Valley Oak
Portola Valley, Ca 94028

Dear Ed,

On behalf of the Novacept management team and Board of Directors, we are delighted to make you this offer to join us as the Chief Financial Officer and Vice President of Finance and Administration of Novacept Inc. I have summarized your employment terms below.

POSITION

You will become the Vice President of Finance and Administration, and an officer of the Company, working out of the Company's headquarters in Palo Alto, California. You will have the overall responsibility for Finance and Administration at Novacept. You will report to the President and CEO of the Company. You agree that to the best of your abilities and experience you will at all times loyally and conscientiously perform all the duties and obligations required of and from you pursuant to the expressed and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you agree to devote all of your business time and attention to the business of the Company, and, that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the President and CEO. In addition, you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on the Board of Directors of companies and receiving customary compensation in exchange for such services or from serving on Boards of charitable organizations.

START DATE

Your start date for beginning your employment at Novacept will be no later than May 29, 2001.

PROOF OF RIGHT TO WORK

In accordance with federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your hire date, or our employment relationship with you may be terminated.

             1047 Elwell Court - Palo Alto, California 94303 - USA
                  - Tel: (650) 428 0300 - Fax: (650) 428 3620
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COMPENSATION

Base Salary

Your annual base salary will be $170,004, You will be paid a monthly salary of $14,167. You will also be eligible for annual salary increases.

Bonus

You will be eligible to receive an annual performance bonus of up to 30% of your base salary.

Stock Options

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 205,000 shares of the Company's common stock with an exercise price equal to the fair market value on the date of the grant. The fair market value of the Company's common stock as most recently determined by the Board of Directors was $0.475 per share. All of the above mentioned shares will vest over 4 years at the rate of l/8th on the six months anniversary of your employment start date and l/48th per month thereafter. Vesting of course will depend on your continued employment with the Company. Upon discontinuation of your full time employment with the Company, any unvested shares will be subject to repurchase by the company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1997 Stock Option Plan and the Stock Option Agreement between you and the Company. In the future, you will be eligible to receive additional grants of stock options or purchase rights subject to terms and conditions as the Board of Directors shall determine as of the date of any such grant.

BENEFITS

Insurance Benefits

The Company will provide you with the Company's standard medical and dental insurance benefits. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law and you will be requested to enter into the Company's standard Indemnification Agreement giving you such protection.

VACATION

You will be entitled to 3 weeks of paid vacation per year. For the remainder of 2001, you will be eligible for 10 days of paid vacation.

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CONFIDENTIALITY

You agree to sign the Company's Confidential Information and Invention Assignment Agreement. You also agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any confidential information, including any of the terms of this agreement, to any person including other employees of the Company. However, you may discuss such terms with members of your immediate family and any legal, tax, or accounting specialists who provide you with services.

AT WILL EMPLOYMENT

You agree that your employment with the Company will be on an "at will" basis, meaning that either you or the company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

CHANGE OF CONTROL

Should the Company undergo a change in control by merger, reorganization, consolidation, sale of assets or otherwise, in which 50% or more of the ownership of the company is controlled by one entity, your unvested stock will immediately vest and become exercisable.

TERMINATION/SEVERANCE

Should the Company terminate your employment for reasons other than cause you will receive 6 months salary and healthcare benefits.

We would like to conclude our agreement and extend this offer to expire at 5:00 p.m. on May 23, 2001 if not previously accepted. If these terms are agreeable please sign both copies of this letter and return one to me. We are looking forward to your acceptance and, under your leadership in the Finance and Administration area, developing the Company into a commercial entity.

                                   Sincerely,

                                   /s/ David M. Clapper
                                   David M. Clapper
                                   President and Chief Executive Officer

ACCEPTED AND AGREED
Edward W. Unkart

/s/ Edward W. Unkart     5/22/01
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Signature